Exhibit 10.15

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”) is made and entered into as of June 4, 2018 (the “Effective Date”) by and between Champion Home Builders, Inc. (the “Company”) and Keith Anderson (the “Executive”). For the avoidance of doubt, the effectiveness of this Agreement is contingent upon the occurrence of the Exchange (as defined below).

WHEREAS, the Company and the Executive entered into an employment agreement (the “Original Employment Agreement”), effective June 2, 2015 (the “Original Effective Date”), pursuant to which the Company employed the Executive as its President and Chief Executive Officer;

WHEREAS, the Company and the Executive wish to amend and restate such employment agreement;

WHEREAS, the Executive is possessed of certain experience and expertise that qualify him to provide the direction and leadership required by the Company and its Affiliates;

WHEREAS, the Executive is currently employed as Chief Executive Officer of the Company; and

WHEREAS, subject to the terms and conditions hereinafter set forth, the Company therefore wishes to continue to employ the Executive as its Chief Executive Officer and the Executive wishes to continue such employment.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree:

Employment.  Subject to the terms and conditions set forth in this Agreement, the Company hereby offers, and the Executive hereby accepts, employment.

Term.  The Executive’s employment hereunder shall continue until terminated in accordance with Section 5 hereof. Such period is hereafter referred to as the “Term.”

Capacity and Performance.

During the Term, the Executive shall serve the Company as its Chief Executive Officer.  In addition, and without further compensation, the Executive shall serve as a member of the Board of Directors of the Company and/or director and/or officer of one or more of the Company’s Affiliates, in each case if so elected or appointed from time to time.

During the Term, the Executive shall be employed by the Company on a full-time basis and shall perform the duties and responsibilities of his position, and such other duties and responsibilities on behalf of the Company and its Affiliates as reasonably may be designated from time to time by the Board or by its Chair or other designee and agreed to by Executive.

During the Term, the Executive shall devote his full business time and his best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and its Affiliates and to the discharge of his duties and responsibilities hereunder.  Executive may serve on up to two outside boards (or serve in a similar advisory capacity), so long as such participation does not conflict with the interests of the Company or the Executive’s duties or responsibilities hereunder.  The Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during the term of this Agreement, except as may be expressly approved in advance by the Board in writing.

Compensation and Benefits.  As compensation for all services performed by the Executive during the Term and subject to the Executive’s performance of his duties and obligations to the Company and its Affiliates, pursuant to this Agreement or otherwise, the Company shall provide the Executive with the following compensation and benefits:

Base Salary. During the Term, the Company shall pay the Executive a base salary at the rate of Six Hundred and

Twenty-five Thousand Dollars ($625,000) per annum, payable in accordance with the payroll practices of the Company and subject to increases from time to time by either the Board of Managers of Champion Enterprises Holdings, LLC (“Holdings”), or, effective as of the closing of the transactions contemplated by Exchange (as defined below), the Board of Directors of Skyline Champion Corporation (in either case as applicable, the “Board”) in its sole discretion (such base salary, as from time to time increased, the “Base Salary”). The Board shall review the Base Salary and Target Bonus (as defined below) at least once during each fiscal year during the Term, in light of factors including the Company’s performance and profitability, the individual performance of the Executive, compensation for similarly situated executives at peer companies, and such other metrics as it deems reasonable and appropriate, in its sole discretion.

Annual Bonus.  For each fiscal year completed during the Term (including, for the avoidance of doubt, the 2016 fiscal year), the Executive shall be eligible to participate in such annual bonus plan as may be established by the Company for its executives generally, as in effect from time to time. The Executive’s annual target bonus shall be one- hundred percent (100%) of the Base Salary (the “Target Bonus”), with a maximum annual bonus of two-hundred percent (200%) of the Target Bonus, with the actual amount of his bonus, if any, to be determined by the Board in accordance with the Executive’s performance against performance objectives for Executive and for the Company agreed to by Executive and the Board. Other than provided for in Sections 5(a), 5(b), 5(d) and 5(e), the Executive, in order to be eligible to earn an annual bonus for any fiscal year occurring during the Term hereof, must be employed on the date payment of annual bonuses for that fiscal year is made to Company executives generally.

Equity Incentive.  On or promptly following the Original Effective Date, Holdings granted to Executive 5,000,000 Class C Units representing profits interests in Holdings (the “Unit Award”).  The Unit Award and any units acquired thereunder has been subject to the terms and conditions of Holdings’ 2011 Management Incentive Plan, Second Amended and Restated Limited Liability Company Agreement, and the Unit Award agreement (each, as in effect from time to time).

Time Vesting Units.Fifty percent (50%) of the Unit Award are subject to vesting on an annual basis (the “Time Vesting Units”), with twenty percent (20%) vesting on each of the first, second, third, fourth and fifth anniversaries of the Original Effective Date, subject to Executive’s continued employment with the Company on each applicable vesting date.

Performance Vesting Units.Fifty percent (50%) of the Unit Award are subject to vesting based on attainment of MoM (as defined in the Unit Award agreement) hurdles (the “Performance Vesting Units”) as set forth in the Unit Award agreement, subject to Executive’s continued employment with the Company on the applicable vesting date.

Cancellation of Existing Units.  By executing the Original Employment Agreement, the Executive forfeited, without payment, as of the Original Effective Date, one hundred percent (100%) of the Class C Units in Holdings granted to Executive pursuant to that certain Class C Unit Award Agreement by and between Holdings and Executive, dated as of July 24, 2013, which were not yet vested as of the Original Effective Date, and Executive agreed to execute any documents reasonably requested by Holdings in connection with such forfeiture.

Vacations. During the Term, the Executive shall be entitled to earn vacation at the rate of four (4) weeks per year, to be taken at such times and intervals as shall be determined by the Executive, subject to the reasonable business needs of the Company. Vacation shall otherwise be governed by the policies of the Company, as in effect from time to time.

Other Benefits.  During the term hereof, the Executive shall be entitled to participate in any and all employee benefit plans from time to time in effect for employees of the Company generally, except to the extent any such employee benefit plan is in a category of benefit otherwise provided to the Executive (e.g., a severance pay plan). Such participation shall be subject to the terms of the applicable plan documents and generally applicable Company policies.  Except as otherwise provided in any plan or agreement or as prohibited by law, the Company may alter, modify, add to or terminate its employee benefit plans at any time as it, in its sole judgment, determines to be appropriate, without recourse by the Executive.

Business Expenses and In-Kind Benefits.  The Company shall pay or reimburse the Executive for all reasonable business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to any maximum annual limit and other restrictions on such expenses set by the Board and to such reasonable substantiation and documentation as may be specified by the Company from time to time. Additionally, the Company agreed to reimburse reasonable attorneys’ fees, up to a maximum of $10,000, incurred by the Executive in connection with the review and negotiation of the Original Employment Agreement prior to the Original Effective Date. Any reimbursement of expenses or the provision of any in-kind benefits that would constitute nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (along with the rules and regulations thereunder, “Section 409A”) shall be subject to the following additional rules: (A) no reimbursement of any such expense, or the provision of any in-kind benefit, shall affect the Executive’s right to reimbursement of any other such expense, or the provision of any in-kind benefit, in any other taxable year; (B) reimbursement of the expense shall be made, if at all, not later than the end of the calendar year following the calendar year in which the expense was incurred; and (C) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for any other benefit.

Termination of Employment and Severance Benefits. The Executive’s employment hereunder shall terminate under the circumstances specified in this Section 5. The effective date of any such termination of employment is hereinafter referred to as the “Termination Date”.

Death.  In the event of the Executive’s death during the Term, the Executive’s employment hereunder shall immediately and automatically terminate. In such event, the Executive’s estate shall be entitled to receive: (i) (A) any Base Salary earned but not paid during the final payroll period of the Executive’s employment through the date of termination, including pay for any vacation time earned but not used through the date of termination, payable in accordance with the Company’s regular payroll practices on the Company’s next regular pay date following the Termination Date (or earlier, if so required by applicable law) and (B) any business expenses incurred by the Executive but un-reimbursed on the date of termination, provided that such expenses and required substantiation and documentation are submitted within sixty (60) days of termination, that such expenses are reimbursable under Company policy, and that any such expenses subject to the last sentence of Section 4(g) shall be paid not later than the deadline specified therein (all of the foregoing, subject to the timing of payment rules therein, “Final Compensation”) and (ii) any annual bonus compensation awarded for the fiscal year immediately preceding the year in which termination of employment occurs, but unpaid on the Termination Date, payable at the same time as bonuses are paid to Company executives generally; provided, however, that if paying such amount on the date on which bonuses are paid to Company executives generally would result in an additional tax on the Executive or his estate under Section 409A, then such bonus shall be payable no later than June 15 of the year of the Termination Date. The Company shall have no further obligation to the Executive hereunder.

Disability.

The Company may terminate the Executive’s employment hereunder, upon notice to the Executive, in the event that the Executive becomes disabled during his employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his duties and responsibilities hereunder, notwithstanding the provision of any reasonable accommodation, for ninety (90) days during any period of three hundred and sixty-five (365) consecutive calendar days. In the event of such termination, the Company shall have no further obligation to the Executive, other than for payment of (i) Final Compensation and (ii) any annual bonus compensation awarded for the fiscal year immediately preceding the year in which termination of employment occurs, but unpaid on the Termination Date, payable at the same time as bonuses are paid to Company executives generally; provided, however, that if paying such amount on the date on which bonuses are paid to Company executives generally would result in an additional tax on the Executive or his estate under Section 409A, then such bonus shall be payable no later than June 15 of the year of the Termination Date.

The Board may designate another employee to act in the Executive’s place during any period of the Executive’s disability.  Notwithstanding any such designation, the Executive shall continue to receive the Base Salary in accordance with Section 4(a) and benefits in accordance with Section 4(f), to the extent permitted by the then-current terms of the applicable benefit plans, until the Executive becomes eligible for long-term disability income benefits under the Company’s long-term disability income plan or until the termination of his employment, whichever shall first occur. Notwithstanding anything in this Section 5(b)(ii) to the contrary, and for the avoidance of doubt, the combination of Base Salary and short-term disability income benefits (if any) during the period of Executive’s disability shall not exceed the amount of compensation and benefits that the Executive would have received during such period had the Executive been actively at work during such period.

While receiving long-term disability income payments under the Company’s long-term disability income plan, the Executive shall not be entitled to receive any Base Salary under Section 4(a) hereof, but shall continue to participate in Company benefit plans in accordance with Section 4(f) and subject to the terms of such plans, until the termination of his employment.

If any question shall arise as to whether during any period the Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of his duties and responsibilities hereunder, the Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom the Executive or his duly appointed guardian, if any, has no reasonable objection to determine whether the Executive is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and the Executive shall fail to submit to such medical examination, the Company’s determination of the issue shall be binding on the Executive.

By the Company for Cause.  The Company may terminate the Executive’s employment hereunder for Cause at any time upon notice to the Executive setting forth in reasonable detail the nature of such Cause. The following, as determined by the Board in its reasonable judgment, shall constitute Cause for termination:

refusal or failure to perform (other than by reason of disability), or material negligence in the performance of the Executive’s duties and responsibilities to the Company or its Affiliates, which refusal or failure to perform or material negligence is not cured within 30 days after written notice from the Company or such Affiliates;

commission of, indictment for, conviction of or plea of guilty or nolo contendere to a felony or any crime involving moral turpitude, fraud, embezzlement or theft;

breach of fiduciary duties (including a violation of the Company’s or any of its Affiliate’s code of ethics) on the part of the Executive;

gross negligence or willful misconduct in the performance of employment, which negligence or misconduct is not cured within 30 days after written notice from the Company, and which willful act or misconduct could reasonably be expected to be injurious to the financial condition or business reputation of the Company or any of its Affiliates;

the material breach by Executive of any provision of any agreement to which such Executive and the Company or any or its Affiliates are party; or

breach by the Executive of the terms of Exhibit A of the Executive’s Unit Award Agreement, as in effect from time to time (the “Restrictive Covenants”).

Upon the giving of notice of termination of the Executive’s employment hereunder for Cause, the Company shall have no further obligation to the Executive, other than for his Final Compensation.

By the Company Other than for Cause.

The Company may terminate the Executive’s employment hereunder other than for Cause at any time upon written notice to the Executive.

In the event of the Executive’s Separation from Service pursuant to this Section 5(d), in addition to Final Compensation, the Executive will be entitled to the following payments and benefits, provided that the Executive satisfies all conditions to such entitlement, including without limitation, continued compliance with the Restrictive Covenants and signing and returning to the Company a timely and effective Employee Release in accordance with subsection (iii) below:

Until the conclusion of a period of the twelve (12) months following the Termination Date, the Company shall continue to pay the Executive the Base Salary at the rate in effect on the Termination Date, and, subject to any employee contribution applicable to the Executive on the Termination Date, shall continue to contribute to the premium cost of the Executive’s participation in the Company’s group medical and dental plans, provided that the Executive is entitled to continue such participation under applicable law and plan terms.

Executive shall be paid any annual bonus compensation awarded for the fiscal year immediately preceding the year in which termination of employment occurs, but unpaid on the Termination Date.  Such bonus shall be payable in the year of the Termination Date at the same time as bonuses are paid to Company executives generally; provided, however, that if paying such amount on the date on which bonuses are paid to Company executives generally would result in an additional tax on the Executive or his estate under Section 409A, then such bonus shall be payable no later than June 15 of the year of Termination Date.

Any obligation of the Company to the Executive hereunder, other than for his Final Compensation, is conditioned, however, on the Executive’s timely and effective execution of the form of release included with this Agreement as Exhibit A, by the deadline specified therein (any such release submitted by such deadline, the “Employee Release”) and delivering it to the Company not later than the deadline specified therein, which shall not be later than the sixtieth (60th) calendar day following the date of his Separation from Service.  Subject to Section 5(g) below, severance pay to which the Executive is entitled hereunder shall be payable in accordance with the normal payroll practices of the Company, with the first payment, which shall be retroactive to the day immediately following the Termination Date, being due and payable on the Company’s next regular payday for executives that follows the expiration of sixty (60) calendar days from the Termination Date. The Release of Claims required for separation benefits in accordance with this Section 5(d) or Section 5(e) creates legally binding obligations on the part of the Executive and the Company therefore advises the Executive to seek the advice of an attorney before signing it.

By the Executive for Good Reason.

The Executive may terminate his employment hereunder for Good Reason (A) by providing notice to the Company specifying in reasonable detail the condition giving rise to the Good Reason no later than thirty (30) days following the occurrence of that condition; (B) by providing the Company a period of thirty (30) days to remedy the condition and so specifying in the notice and (C) by terminating his employment for Good Reason within thirty (30) days following the expiration of the period to remedy if the Company fails to remedy the condition.

For purposes of this Agreement, “Good Reason” shall mean the occurrence of any one or more of the following conditions without the Executive’s consent:  (A) a material adverse change in the Executive’s responsibilities, duties and/or authority that, taken as a whole, constitutes a breach of Section 3(a) hereof and effectively constitutes a demotion; provided, however, that the failure to continue the Executive’s appointment or election as a member of the Board or director or officer of Holdings or any of its Affiliates, a change in reporting relationships resulting from a reorganization of Holdings or the Company or from a change in the direct or indirect control of the Company (or a successor corporation) by another corporation and any diminution of the business of the Company or any of its Affiliates or any sale or transfer of equity, property or other assets of Holdings, the Company or any of their Affiliates shall not constitute “Good Reason,”  (B)  material diminution in the Base Salary, or (C) requiring Executive to relocate outside Lake Elmo, Minnesota.

In the event of a Separation from Service in accordance with this Section 5(e), and provided that no benefits are payable to the Executive under a separate severance agreement or an executive severance plan as a result of such termination or, if any such benefits are payable, that the Executive waives his rights thereto, then, in addition to Final Compensation, the Executive will be entitled to the severance benefits provided in Section 5(d)(ii) above; provided that the Executive satisfies all conditions to such entitlement, including without limitation the signing and return to the Company of a timely and effective Employee Release in accordance with Section 5(d)(iii) above.

By the Executive Other than for Good Reason.  The Executive may terminate his employment hereunder at any time upon thirty (30) days’ notice to the Company. In the event of the Executive’s termination of employment pursuant to this Section 5(f), the Company may elect to waive all or any part of the period of notice, and, if the Company so elects, the Company will pay the Executive his Base Salary for portion of the notice period so waived.  The Company shall have no further obligation to the Executive, other than for his Final Compensation.

Timing of Payments; Definition of “Separation from Service.” If at the time of the Executive’s Separation from Service the Executive is a “specified employee,” as hereinafter defined, any and all amounts payable under this Section 5 in connection with such Separation from Service that constitute deferred compensation subject to Section 409A, as determined by the Company in its sole discretion, and that would (but for this sentence) be payable within six months following such Separation from Service, shall instead be paid on the date that follows the date of such Separation from Service by six (6) months. For purposes of this Agreement, “Separation from Service” (and correlative terms such as “Separate from Service”) shall mean a “separation from service” as defined in Treas. Regs. § 1.409A-1(h), and the term “specified employee” shall mean an individual determined by the Company to be a specified employee under Treas. Regs. § 1.409A-1(i).

Effect of Termination.  The provisions of this Section 6 shall apply to any termination of the Executive’s employment hereunder.

Other than as described in Sections 5(d) and 5(e), above, payment by the Company of any Base Salary and contributions to the cost of the Executive’s continued participation in the Company’s group health and dental plans that may be due the Executive shall constitute the entire obligation of the Company to the Executive.  Other than as described in Section 5(d)(ii), above, medical, dental and other benefits shall terminate pursuant to the terms of the applicable benefit plans based on the date of the Executive’s Separation from Service without regard to any continuation of Base Salary or other payment to the Executive following such Separation from Service, except for any right of the Executive to continue participation pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or other applicable law.

Provisions of this Agreement shall survive any Separation from Service if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the obligations of the Executive under Section 7 hereof and the Restrictive Covenants.  The obligation of the Company to make payments to or on behalf of the Executive under Section 5(d), 5(e) hereof is expressly conditioned upon the Executive’s continued full performance of his obligations under the Restrictive Covenants. The Executive recognizes that, except as expressly provided in Section 5(d) or 5(e), no compensation is earned after the Termination Date.  The Executive’s right to receive and retain the payments provided under Section 5(d) or 5(e) hereof (other than for his Final Compensation) are expressly conditioned on his continued compliance with his obligations under the Restrictive Covenants and Section 7 hereof.

Non-Disparagement.  The Executive shall not make or induce other persons or entities to make any negative statements about the Company, its Affiliates, employees, past or present officers, directors, managers, products, services, businesses or reputation. Notwithstanding the foregoing, truthful statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions taken in connection with such proceedings) shall not be subject to this Section 7.

Withholding.  All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

Indemnification.  The Company and the Executive shall, as soon as practicable following and contingent upon the occurrence of the Exchange (as defined below), enter into a directors and officers indemnification agreement substantially in the form attached hereto as Exhibit B, which shall provide coverage to the Executive effective as of the closing of the transactions contemplated by that certain Share Contribution & Exchange Agreement by and among Skyline Corporation and Champion Enterprises Holdings, LLC, made and entered into as of January 5, 2018 (the “Exchange”).

Assignment.  Except as is specifically set forth below, neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Executive is transferred to a position with any of the Affiliates, or in the event that the Company shall hereafter effect a reorganization, consolidate with, or merge into, any Person or transfer all or substantially all of its properties or assets to any Person.This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

Notices.  Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Chair of the Board, or to such other address as either party may specify by notice to the other actually received.

Entire Agreement.  This Agreement constitutes the entire agreement between the parties and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment.

Amendment.  This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Company.

Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

Governing Law.  This is a Michigan contract and shall be construed and enforced under and be governed in all respects by the laws of the State of Michigan without regard to the conflict of laws principles thereof.

Definitions.

“Affiliate” means, with respect to any specified Person at any time, any other Person that directly or indirectly controls, or is controlled by, or is under common control with, such specified Person at such time.

“Class C Units” means the units of interests in Holdings designated as “Class C Units” and having the relative rights, preferences, privileges, limitations and qualifications set forth in Holdings’ Second Amended and Restated Limited Liability Company Agreement, Holdings’ 2011 Management Incentive Plan (each, as in effect from time to time) and, in the case of each Class C Unit, the applicable award agreement pursuant to which such Class C Unit was granted.

“Person” means any natural person, corporation, limited liability company, partnership, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other legal entity of any nature whatsoever.

[Signature page follows immediately.]

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE:	THE COMPANY

By: --

Title: Senior Vice President and General Counsel

TN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE:	THE COMPANY

By:

Title: Senior Vice President and General Counsel

EXHIBIT A

RELEASE OF CLAIMS

FOR AND IN CONSIDERATION OF the payments to be provided me in connection with the termination of my employment under the applicable provision of Section 5 of the amended and restated agreement between me and Champion Home Builders, Inc. (the “Company”) dated as of June 4, 2018 (the “Agreement”), which are conditioned on my signing this Release of Claims and to which I am not otherwise entitled, I, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives and assigns, and all others connected with or claiming through me, hereby release and forever discharge the Company, its subsidiaries and other Affiliates and all of their respective past, present and future officers, directors, managers, trustees, shareholders, employees, agents, general and limited partners, members, managers, joint venturers, employee benefits plans, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities, from any and all causes of action, rights or claims of any type or description, known or unknown, which I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, in any way resulting from, arising out of or connected with my employment by the Company or any of its subsidiaries or other Affiliates or the termination of that employment or pursuant to any federal, state or local law, regulation or other requirement (including without limitation Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the fair employment practices laws of the state or states in which I have been employed by the Company or any of its subsidiaries or other Affiliates, each as amended from time to time).

Excluded from the scope of this Release of Claims is (i) any claim arising under the terms of the Agreement after the effective date of this Release of Claim, (ii) any right of indemnification or contribution that I have pursuant to the Articles of Incorporation and/or By-Laws of the Company or any of its subsidiaries or other Affiliates, (iii) any right of indemnification or contribution that I have pursuant to any Directors & Officers indemnification or ERISA insurance policies secured by the Company or any of its subsidiaries or other Affiliates, (iv) any whistleblower or anti-retaliation law, each as may have been or may be amended, and (v) any other claims which are, by law, not waivable.

In signing this Release of Claims, I acknowledge my understanding that I may not sign it prior to the termination of my employment, but that I may consider the terms of this Release of Claims for up to twenty-one (21) days (or such longer period as the Company may specify) from the later of the date my employment with the Company terminates or the date I receive this Release of Claims, provided that this Release of Claims, signed and dated by me, is received not later than the sixtieth (60th) day following the date my employment with the Company terminated by the person designated under the Agreement to receive notices on behalf of the Company in order for me to qualify for benefits under the applicable provision of Section 5 of the Agreement. I also acknowledge that I am advised by the Company and its subsidiaries and other Affiliates to seek the advice of an attorney prior to signing this Release of Claims; that I have had sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.

I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, that are not set forth expressly in the Agreement.  I understand that I may revoke this Release of Claims at any time within seven (7) days of the date of my signing by written notice to the person designated under the Agreement to receive notices on behalf of the Company and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it.

Intending to be legally bound, I have signed this Release of Claims under seal as of the date written below.

Signature:

Name (please print):

Date Signed:

EXHIBIT B

INDEMNIFICATION AGREEMENT